Exhibit 99.1

BOXABL CASITA APPROVED TO BE SOLD IN NEVADA AND ALL OF CALIFORNIA

Las Vegas, NV — January 20, 2024 — BOXABL is thrilled to announce that its flagship product, the BOXABL Casita, has officially been approved under the Residential Building Code in the State of Nevada.

The Casita offers an innovative, cost-effective housing solution that aligns with the initiatives to enhance housing affordability and availability. By providing rapidly deployable and affordable homes, BOXABL aims to alleviate some of the housing pressures faced by Nevada’s workforce.

“We are proud to bring the Casita to Nevada,” said Paolo Tiramani, CEO of BOXABL. “This approval not only reflects the hard work of our team but also solidifies our ability to provide Nevadans with a revolutionary housing option that is affordable, fast to deploy, and built to last.”

This announcement follows the recent approval to sell the Casita across the entire State of California, inclusive of all climate zones. This marks extraordinary progress for BOXABL as California is one of the largest markets for accessory dwelling units (ADU’s).

With the recent devastating fires rampaging across California, many residents have been left in urgent need of safe and affordable housing. BOXABL hopes to be a solution for those impacted by these tragic events by providing rapidly deployable Casitas to help families rebuild their lives. This commitment highlights the company’s dedication to making a positive impact during times of crisis.

The Casita, a factory-built dwelling, has gained widespread attention for its cutting-edge design, energy efficiency, and adaptability. With its modular construction and compact 361-square-foot layout, the Casita offers a turnkey housing solution that is both cost-effective and customizable, making it ideal for a wide range of applications, from residential living to accessory dwelling units (ADUs). If you are interested in purchasing a BOXABL Casita, you can order one on the BOXABL website.

About BOXABL BOXABL is a Las Vegas-based company dedicated to transforming the housing industry through innovative technology and design. With a focus on affordability, sustainability, and scalability, BOXABL’s products are designed to address the housing needs of today and tomorrow.